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[LODGIAN LOGO]                                                     Exhibit 99.1


For Immediate Release
Contact:
Richard Cartoon                                Jerry Daly, Carol McCune (media)
Executive Vice President & CFO                 Daly Gray Public Relations
(404) 365-3823                                 (703) 435-6293


                                  Second Draft
              LODGIAN ANNOUNCES LISTING ON AMERICAN STOCK EXCHANGE


         ATLANTA, January 28, 2003--Lodgian, Inc., one of the nation's largest owners and operators of mid-scale and upscale hotels, today announced that the company's new common and preferred stocks have been approved for listing on the American Stock Exchange. Trading will commence on Tuesday, January 28, 2003, under the symbols LGN and LGN.Pr, respectively.

         Lodgian, based in Atlanta, emerged from bankruptcy in November 2002. Prior to its bankruptcy filing, its stock was listed on the New York Stock Exchange under the symbol LOD. Additional information about the company may be found at the company's Web site: www.lodgian.com.

         In addition to historical information, this press release contains forward-looking statements based on current expectations, estimates and projections about the industry and markets in which Lodgian operates, as well as management's and third parties' current expectations, estimates and projections. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which may cause the company's actual results to differ materially. These statements involve risks and uncertainties including, but not limited to, the company's ability to generate sufficient working capital from operations and other risks detailed from time to time in the Company's SEC filings. The company undertakes no obligation to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.


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